Entech Solar Announces Appointment of Dr. Lawrence A. Kaufman to Board of Directors

Fort Worth, TX – February 23, 2010 – Entech Solar (OTC BB: ENSL.OB), with plans to become a leading developer of renewable energy technologies, today announced that Dr. Lawrence A. Kaufman has been appointed to its Board of Directors and will serve as Chairman of the Company’s Audit Committee.

"Entech Solar is very pleased to welcome Larry Kaufman to our Board of Directors.  Larry brings a great deal of experience in a wide variety of technology-based firms in the service and manufacturing industries.  His expertise and insight will be helpful as we move toward commercializing Entech Solar’s new generation of concentrating solar modules,” said David Gelbaum, CEO and Chairman of Entech Solar.

Dr. Kaufman currently serves as President and CEO and director of Lightwave Power, Inc., a solar energy company; a partner in The Pinnacle Acquisition Group, a firm that acquires and develops underperforming technology companies; a director of Sionex Corporation and a director of Memsic, Inc., a public company.  He is a Founder and was the first President and CEO of Sionex Corporation, a company that has commercialized miniature chemical sensors.  He was also a director of the MicroOptical Corporation and a partner in The GulfStream Group.  Prior to this, he led or was a principal in seven other companies and also served at Polaroid Corporation.  Born in Pittsburgh, he holds a B.S. degree from Rensselaer Polytechnic Institute and a Ph.D. degree in Physics from Tufts University.  Dr. Kaufman also holds an Executive Development Certification from Yale University and a Professional Director Certification awarded by the Corporate Directors Group.

About Entech Solar
Entech Solar, Inc. is a leading developer of renewable energy technologies and sustainable daylighting solutions for the commercial, industrial and utility markets.  Entech Solar designs concentrating solar modules that provide both electricity and thermal energy as part of its ThermaVolt™ product line and electricity only as part of the SolarVolt™ product line. The Company also manufactures and markets the Entech™ Tubular Skylight, a state-of-the-art tubular skylight that provides superior light output and optical efficiency for the commercial and industrial green building initiatives.  For more information, please visit www.entechsolar.com.

Entech Solar Media Contact:
David Goldman
Expansion Media
646-335-0268
david@expansionmedia.net

Entech Solar Investor Relations Contact:
Sandy Martin
817-224-3600
ir@entechsolar.com